NewsLine

September 9, 2014
TO ALL MEMBERS:

Director Election Update
Ballot Phase; James R. DeRoberts Re-elected

In early October, the FHLBank will mail director election ballots to Fifth District members eligible to vote in the 2014 election. All members will have the opportunity to vote in the election of two Independent Directors. Tennessee members may also vote in the election of two Tennessee Member Directors. There is no election of Kentucky Member Directors this year.

In the Ohio Member Director election, incumbent director James R. DeRoberts was the only candidate nominated to run for the one open Ohio Member Director seat. As a result, in accordance with FHFA regulations, Mr. DeRoberts is declared re-elected to serve a four-year term beginning January 1, 2015. The FHLBank filed today a Form 8-K with the SEC announcing his re-election. You can find it here. Please join us in congratulating Jim on his re-election to the board.

We would also like to remind all members to vote in the Independent Director election, which requires candidates to receive a minimum of 20 percent of all eligible votes from the entire FHLBank membership in order to be elected. If the Independent Director candidates do not receive the required 20 percent of all eligible votes, a new election will need to be held. We encourage all members to exercise their right to vote.

Thank you for your participation in the director election and for your support of the FHLBank.

Andrew S. Howell
President and CEO

www.fhlbcin.com